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                                                                     Exhibit 2.2

                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT made this 2nd day of October, 2006, by and among Southwest Securityscan, Inc., a Texas corporation with offices at 802 Gemini Avenue, Suite D, Duncanville, TX 75137 ("Seller"), David J. Mabey, an individual resident at 1312 Red Oak Creek Drive, Ovilla, Texas 75154 ("Mabey") and Henry Bros. Electronics, Inc., a New Jersey corporation with offices at 280 Midland Avenue, Saddle Brook, New Jersey 07663, ("Buyer").

     WHEREAS, Seller owns certain assets relating to its security business and Seller wishes to sell and Buyer wishes to buy certain but not all of such assets.

     WHEREAS, Mabey, to induce Buyer to conclude this transaction, gives Buyer certain covenants.

     NOW THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants set forth herein, Seller and Mabey and Buyer agree that:

                              1. SALE AND PURCHASE

'SS'1.1 Sale and Purchase of Certain Assets. On and subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase from Seller, all of the assets consisting of inventory specified on Schedule 1.1-A, equipment and furnishings specified on Schedule 1.1-B, vehicles specified on Schedule 1.1-C, active monitoring accounts specified on Schedule 1.1-D, a list of other accounts which SSI has done business specified on Schedule 1.1-E, a list of proposals specified on Schedule 1.1-F, and other tangible assets specified on Schedule 1.1-G (the "Sold Assets") for the consideration specified in Section 1.3 (the "Purchase Price").

'SS'1.2 Assets Excluded; Liabilities Not Assumed. Seller shall not sell nor Buyer purchase any assets other than the Sold Assets and, except for Buyer's assumption of liabilities and obligations specifically identified on Schedule 1.2, Buyer shall not, and shall not be required to, assume or be obligated to pay, discharge or perform, any debts, liabilities, adverse claims or obligations of any kind or nature whatsoever of Seller, whether in connection with the Sold Assets or otherwise and arising before the consummation of the transactions contemplated herein, or bear any cost or charge with respect thereto.

'SS'1.3 Payment of Consideration. The total consideration shall equal $100,000.
(a) Buyer shall make wire or other similar payments of the full amounts of indebtedness of the four credit facilities of SSI, specified on Schedule 1.3, in an amount totaling $88,013.87, and Seller or Mabey, as the case may be, shall terminate said credit facilities coincident with the aforementioned payments.
(b) The amount by which the total of the four preceding payments is less than $100,000, as adjusted pursuant to Section 1.4, shall be paid to SSI in the amount of $6,773.09.

'SS'1.4 Deferred Revenue. A determination shall be made, as of the Closing, with respect to the accounts specified in Schedule 1.1-D, of the amounts billed but unearned for services to be performed by Buyer subsequent to the Closing ("Deferred Revenue") which amount $5,213.04 shall be deducted from the payment in Section 1.3 (b).




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                   2. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller understands and acknowledges that it is aware that Buyer is relying upon the representations and warranties of Seller stated herein and that but for those representations and warranties, Buyer would not enter into this agreement. Seller represents and warrants to Buyer that:

'SS'2.1 Corporate Status and Authority. Seller is a corporation duly organized, validly existing, and in good standing under Texas law and (i) has all corporate power and authority to conduct its business involving the Sold Assets now being conducted; (ii) the execution, delivery and performance of this Agreement have been duly authorized by its Board of Directors and (to any extent necessary) its shareholders; and (iii) this Agreement and such other agreements associated herewith are the legal, valid and binding agreements of Seller, enforceable according to their respective terms.

'SS'2.2 Taxes. (a) There are no tax liens on any of the Sold Assets except for liens for taxes not yet due and payable, and no tax liens will at any time be asserted against the Sold Assets for or on the basis of taxes that are due and payable, or are accrued even though not due or payable, at any time before the Closing. (b) Seller has collected and remitted to the proper authority all prior taxes, if any, due on all contracts included in Sold Assets.

'SS'2.3 Insurance. The Sold Assets and Seller's business relating thereto are insured against loss, damage and liability (including without limitation product liability) in the amounts, and by the insurers, set forth in Exhibit B.

'SS'2.4 Consents. Except as stated on Exhibit C, no consent, authorization or approval of any third party or governmental authority is required for the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby, and there exist no right-of-first-refusal or other preferential purchase rights with respect to any of the Sold Assets.

'SS'2.5 Working Order. All of the tangible Sold Assets are in good condition, working order and repair, normal wear and tear excepted.

'SS'2.6 Title. Seller has and will convey to Buyer hereunder good and marketable title to all of the Sold Assets, free and clear of all defects, liens, charges, lease or conditional sale obligations, licenses, and other encumbrances, defects or rights in third parties, except those identified in Schedule 1.2 and except for mechanics and materialmens' liens securing amounts not past due and not exceeding $1,000.00 in total.

'SS'2.7 Compliance with Applicable Law. Seller is in compliance in all material respects with all laws, regulations, governmental orders or judgments applicable to its business and has all domestic and foreign licenses, permits and other governmental authorization necessary for the conduct of its business utilizing the Sold Assets.

                   3. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

'SS'3.1 Corporate Status and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under Texas law and has all corporate power and authority






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necessary for its execution, delivery and performance of this Agreement.

'SS'3.2 Due Authorization. The execution, delivery and performance of this Agreement by Buyer have been authorized by its Board of Directors; Buyer has all requisite authorization to enter into and perform this Agreement; and this Agreement is the legal, valid and binding agreement of Buyer, enforceable according to its terms.

                            4. INTENTIONALLY OMITTED

                                 5. THE CLOSING

'SS'5.1 Date of Closing. The closing of the transactions contemplated hereby (the "Closing") shall be held on October 2, 2006 or as Seller and Buyer shall mutually agree. The date on which the Closing shall occur is herein called the "Closing Date."

'SS'5.2 Certain Closing Actions and Obligations. At the Closing:

     (a) Seller shall deliver assignments, deeds, bills of sale and other agreements, documents and instruments, all in form reasonably satisfactory to the Buyer, as are necessary for the sale, transfer and vesting of title in Buyer of all of the Sold Assets in accordance with and as contemplated by this Agreement, and

     (b) Buyer shall (i) deliver to Seller an agreement of assumption in the form of Exhibit F, assuming obligations and liabilities arising after the Closing Date under the contracts that are included in the Sold Assets and identified on Schedule 1.1-C, and (ii) as the aggregate purchase price for the Sold Assets, pay to Seller pursuant to Section 1.3.

                              6. CERTAIN COVENANTS

'SS'6.1 Seller to Cooperate and Cease Trading. From and after the Closing, Seller shall (i) cooperate with Buyer to notify, assign and transfer any and all active business accounts included in Schedules 1.1-D, 1.1-E, and 1.1-F to Buyer in order to facilitate Buyer's business and to avoid loss of business, (ii) deliver at Buyer's direction all tangible assets specified in Schedule 1.1-A through Schedule 1.1-C to such locations as Buyer shall designate, and (iii) promptly cease trading under the name of Southwest Securityscan or any other existing or new business name,

'SS'6.2 Covenants Not to Compete. Seller covenants to cease doing business in any form, whether in competition with Buyer or otherwise. Mabey covenants that during any period of employment of Mabey by Buyer after the date of Closing and for a period of two (2) years after termination of employment with Buyer for any reason, that he shall not, in any fashion, directly or indirectly, compete with Buyer in the Security business within a fifty mile radius of the Dallas/Ft. Worth airport in Texas.

                                7. MISCELLANEOUS

'SS'7.1 Allocation of Purchase Price. For purposes of allocating the portion of the aggregate purchase price hereunder to various items, of the Sold Assets, the Buyer and Seller agree to those values as stated on Schedule 1.1.

'SS'7.2 Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be




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enforceable by the parties and their respective legal representatives, successors, and permitted assigns.

'SS'7.3 Survival. All covenants, agreements, representations and warranties made by Seller or Buyer hereunder or pursuant hereto shall survive the Closing Date and the consummation of the transactions contemplated herein.

'SS'7.4 Expenses. Except as otherwise specifically provided herein, all fees, costs, and expenses incurred by each party hereto in connection with the negotiation, authorization, and performance of this Agreement shall be paid by the party incurring the same.

'SS'7.5 Governing Law & Jurisdiction. This Agreement and the other documents and transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the state of Texas without regard, however, to its rules regarding conflicts of laws. Any disputes arising under or as a result of this Agreement or the other documents hereunder shall be resolved solely in the state and federal courts located in the state of Texas.

'SS'7.6 Sales Taxes and Recording Fees. Buyer shall pay all sales, use, or transfer taxes occasioned by the transfer of the rights, interests, assets, properties, and estates described in or contemplated by this Agreement, without regard to whether such taxes are assessable against Seller or Buyer under applicable law. Seller shall pay all documentary, filing, and recording fees required in connection with the filing and recording of any assignments or other instruments or documents.

'SS'7.7 Assignments. Neither party shall assign its rights and/or obligations hereunder without the prior written consent of the other party to this Agreement.

Executed and delivered as of the date first stated above.

BUYER:                                HENRY BROS. ELECTRONICS, INC.

                                      By:  /s/ Brian Reach
                                         --------------------------------------
                                               Brian Reach, Secretary

SELLER:                               SOUTHWEST SECURITYSCAN, INC.

                                      By:   /s/ David Mabey
                                         --------------------------------------
                                                David Mabey, President

MABEY:                                      /s/ David Mabey
                                         --------------------------------------
                                                David Mabey





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                             SCHEDULES AND EXHIBITS

Schedules
---------
Schedule 1.1-A                Inventory
Schedule 1.1-B                Equipment and Furnishings
Schedule 1.1-C                Vehicles
Schedule 1.1-D                Active Monitoring Accounts
Schedule 1.1-E                Other Transferred Accounts
Schedule 1.1-F                Transferred Proposals
Schedule 1.1-G                Other Tangible Assets
Schedule 1.2                  Permitted Liens and Assumed Liabilities
Schedule 1.3                  Seller Indebtedness to be Assumed and Paid by Buyer

Exhibits
--------

Exhibit A                     Intentionally omitted
Exhibit B                     Insurance
Exhibit C                     Consents and Approvals
Exhibit D                     Intentionally omitted
Exhibit E                     Bill of Sale
Exhibit F                     Agreement and Assumption